UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934


Date of Report (Date of earliest event reported): May 13, 1999

        XATA Corporation
(Name of small business issuer in its charter)

            Minnesota                   0-27166                 41-1641815
(State of other jurisdiction    (Commission File Number)      (IRS Employer
      of incorporation)                                   Identification Number)


151 East Cliff Road, Burnsville, MN                         55337
(Address of principal executive offices)                  (Zip Code)


Issuer's telephone number: 612-894-3680

(Former name, former address and former fiscal year, if changed since last report): N/A

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TABLE OF CONTENTS


Item 5. Other Events ..........................................................1

Item 7. Exhibits ..............................................................2

SIGNATURES ....................................................................3

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ITEM 5. OTHER EVENTS

         During May 1999 XATA Corporation (the Company) sold 46,667 shares of Series A 8% Convertible Preferred Stock to XATA Investment Partners, LLC and to qualified investors. The LLC is not, in any way, a part of the Company. The sale was a private placement with a sale price of $15.00 per share. The preferred stock is convertible into the Company's common stock a ratio of one (1) share of preferred for ten (10) shares of common. In the event that the Corporation's common stock is no longer traded in the Nasdaq National Market, and the average closing sale price (or average of the bid-ask prices if there is no sale price) per share of the common stock is less than $1.50 during the thirty (30) trading days following the earlier of the Corporation's first public announcement of such delisting or the effective date of delisting, then the conversion price shall equal such average lower price effective upon the 31st day. In no event will the adjusted conversion price result in an issuance of common stock equal to or greater than 20% of the pre-conversion shares outstanding.

         On May 27, 1999 the Company was advised by the Nasdaq-Amex Market Group that effective June 1, 1999 its stock would begin trading on the Nasdaq SmallCap Market.


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ITEM 7. EXHIBITS

99.1        Press Release on Sale of Preferred Stock
99.2        Press Release on Sale of Additional Preferred Stock
99.3        Press Release on Move to Nasdaq SmallCap


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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 1999.              XATA CORPORATION


                                       By  /s/ Gary  C. Thomas
                                       Gary C. Thomas, Chief
                                       Financial Officer (Principal
                                       accounting and financial officer)

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